
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK> 0000832091
<NAME> KRUPP INSURED PLUS-III LIMITED PARTNERSHIP

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               JUN-30-1997
<CASH>                                       4,591,029
<SECURITIES>                               163,693,824<F1>
<RECEIVABLES>                                1,114,034
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                             5,333,684<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             174,732,571
<CURRENT-LIABILITIES>                           11,043
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                   174,229,530<F3>
<OTHER-SE>                                     491,998<F4>
<TOTAL-LIABILITY-AND-EQUITY>               174,732,571
<SALES>                                              0
<TOTAL-REVENUES>                             7,775,866<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,763,529<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              6,012,337
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          6,012,337
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 6,012,337
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insurd Mortgages ("PIMs") of $131,257,560 and
Mortgage-Backed Securities ("MBS") of $32,436,264.
<F2>Includes prepaid acquisition fees and expenses of $10,861,154 net of accumulated amortization of $6,835,673 and prepaid participation servicing fees of $3,290,157 net of accumulated amortization of $1,981,954.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($164,347) and Limited Partners equity of $174,393,877.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $955,401 of amortization of prepaid fees and expenses.
<F7>Net income allocated $180,371 to the General Partners and $5,831,996 to the
Limited Partners. Average net income per Limited Partner interest is $.46 on 12,770,261 Limited Partner interests outstanding.

